Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)1

(Form Type)

Amzon.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	2.730% Notes due 2024	Rule 457(o)	$1,500,000,000	100.000%	$1,500,000,000	0.0000927	$139,050
	Debt	3.000% Notes due 2025	Rule 457(o)	$1,500,000,000	99.841%	$1,497,615,000	0.0000927	$138,829
	Debt	3.300% Notes due 2027	Rule 457(o)	$2,000,000,000	99.794%	$1,995,880,000	0.0000927	$185,019
	Debt	3.450% Notes due 2029	Rule 457(o)	$1,500,000,000	99.784%	$1,496,760,000	0.0000927	$138,750
	Debt	3.600% Notes due 2032	Rule 457(o)	$2,500,000,000	99.817%	$2,495,425,000	0.0000927	$231,326
	Debt	3.950% Notes due 2052	Rule 457(o)	$2,500,000,000	99.582%	$2,489,550,000	0.0000927	$230,782
	Debt	4.100% Notes due 2062	Rule 457(o)	$1,250,000,000	99.532%	$1,244,150,000	0.0000927	$115,333

Carry Forward Securities

Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

	Total Offering Amounts					$12,719,380,000		$1,179,089

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,179,089

[1]	Final Prospectus Supplement